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                                                                 EXHIBIT (23)(D)
                        CONSENT OF KPMG PEAT MARWICK LLP
BOARD OF DIRECTORS
CORESTATES FINANCIAL CORP
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of First Union Corporation of our report dated January 16, 1996, except as to Note 20, which is as of February 23, 1996, relating to the consolidated balance sheet of United Counties Bancorporation and subsidiaries as of December 31, 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1995, which report appears in First Union Corporation's 1997 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."
                                         KPMG PEAT MARWICK LLP
Philadelphia, Pennsylvania
April 20, 1998